Corcept Therapeutics Announces Fourth Quarter, Full Year 2013 Revenue and Provides 2014 Outlook

MENLO PARK, CA -- (Marketwired - January 30, 2014) - Corcept Therapeutics Incorporated (NASDAQ: CORT)

  Fourth quarter 2013 revenue up 56% over third quarter 2013 revenue
  Company anticipates Korlym 2014 revenue to grow to a range of $24 million to $28 million, up from $10.4 million in 2013
  Multiple clinical and regulatory milestones expected during 2014

Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic, psychiatric and oncologic disorders, today reported its unaudited net revenue for the quarter and year ended December 31, 2013 and cash balance as of that date. The company also provided an overview of the clinical and regulatory milestones expected during 2014.

Corcept reported estimated net revenue of $4.1 million for the fourth quarter of 2013 and $10.4 million for the full year. The company's estimated cash and cash equivalents were $54.9 million at year-end. Audited results will be available when the company files its Annual Report on Form 10-K with the Securities and Exchange Commission.

The company estimates 2014 net revenue will be between $24 and $28 million.

"Korlym® revenue increased 56 percent in the fourth quarter compared to the prior quarter," said Joseph K. Belanoff, MD, Corcept's Chief Executive Officer. "We expect our momentum to continue in 2014, with Korlym revenue reaching the $24 million to $28 million range for the year."

"We have also made progress toward our other goals and are expecting significant developments in 2014," Dr. Belanoff continued. "We expect in the next few days to begin enrolling patients in our study of mifepristone as a treatment for triple-negative breast cancer. This study grew out of our work with researchers at the University of Chicago. We have many other collaborations with academic researchers exploring the basic science and possible clinical use of mifepristone (Korlym's active ingredient) in a wide range of indications. While it is too early to tell whether these investigations will bear fruit, we are pleased that the medical community is exploring the potential use of our drug in diseases as varied as alcoholism, post-traumatic stress disorder and other forms of cancer."

"We will have interim results from our Phase 3 trial of Korlym for the treatment of psychotic depression in the second quarter of 2014," added Dr. Belanoff. "And in the latter part of the year we expect that two of our novel, selective GR antagonists will enter the clinic."

2014 Objectives

  Produce Korlym revenue of between $24 and $28 million.
  Release positive interim results of our study of Korlym in the treatment of psychotic depression in the second quarter, leading to an NDA submission by year end.
  Enroll sufficient patients in our Phase 1 study of mifepristone in combination with chemotherapy for the treatment of triple-negative breast cancer to present initial results in the first half of 2015.
  Advance two of our next-generation selective GR antagonists to the clinic in the second half of the year.

"In 2013, we focused on building our Cushing's syndrome business as we addressed our other strategic priorities," said Dr. Belanoff. "We look forward to an exciting year in 2014. Successful commercialization of Korlym will remain a key objective while we continue to develop mifepristone for the treatment of psychotic depression and triple negative breast cancer. We also plan to advance our novel, selective GR antagonists to the clinic this year, potentially for the treatment of patients with Cushing's syndrome, psychotic depression or triple-negative breast cancer."

Conference Call

Corcept will hold a conference call on January 30, 2014, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss this announcement. To participate, dial 1-888-771-4371 from the United States or 1-847-585-4405 internationally approximately ten minutes before the start of the call. The passcode is 36540064.

A replay will be available through February 13, 2014 at 1-888-843-7419 from the United States and +1- 630-652-3042 internationally. The passcode is 3654 0064.

About Cushing's Syndrome

Endogenous Cushing's syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing's syndrome is an orphan indication that most commonly affects adults aged 20-50. An estimated 10-15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients annually in the United States. An estimated 20,000 patients in the United States have Cushing's syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Korlym®

Korlym blocks the glucocorticoid receptor type II (GR) to which cortisol normally binds, thereby inhibiting the effects of excess cortisol in Cushing's syndrome patients. In April 2012, Corcept made Korlym available as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients with glucose intolerance or diabetes mellitus type 2 who have failed surgery or are not candidates for surgery. Korlym was the first FDA-approved treatment for that illness and the FDA has designated it as an Orphan Drug for that indication. Orphan Drug designation is a special status designed to encourage the development of medicines for rare diseases and conditions. Because Korlym is an Orphan Drug, Corcept will have marketing exclusivity for the approved indication in the United States until February 2019.

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. Psychotic depression is characterized by severe depression accompanied by delusions, hallucinations or both. People with the disorder are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Triple-Negative Breast Cancer

Triple-negative breast cancer is a form of the disease in which the three receptors that fuel most breast cancer growth - estrogen, progesterone, and the HER-2/neu gene - are not present. Since the tumor cells lack the necessary receptors, common treatments, such as hormone therapy and drugs that target estrogen, progesterone, and HER-2, are ineffective. In 2013, approximately 40,000 women were diagnosed with triple-negative breast cancer. There is no FDA-approved treatment and neither a targeted treatment nor a preferred standard chemotherapy regimen for relapsed triple-negative breast cancer patients exists.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic, psychiatric and oncologic disorders. Korlym, a first generation GR antagonist, is the company's first FDA-approved medication. The company has a phase 3 trial underway for mifepristone for treatment of the psychotic features of psychotic depression, a phase 1 trial of mifepristone for the treatment of triple-negative breast cancer, and a portfolio of selective GR antagonists that block the effects of cortisol but not progesterone. It owns extensive intellectual property covering the use of GR antagonists, including mifepristone, in the treatment of a wide variety of metabolic, psychiatric and oncologic disorders. It also holds composition of matter patents for its selective GR antagonists.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including statements relating to Corcept's estimated net revenue for the quarter and year ended December 31, 2013, estimated cash balance as of December 31, 2013, anticipated net revenue for 2014 and the company's 2014 objectives. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements, including completion of Corcept's financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for Corcept's fourth quarter and full year 2013 are finalized. There can be no assurances regarding the magnitude or timing of Corcept's revenues, the pace of Korlym's acceptance by physicians and patients, the reimbursement decisions of government or private insurers, the pace of enrollment in or the outcome of the company's study of mifepristone in the treatment of triple-negative breast cancer, the results of the analysis of interim results of the company's Phase 3 trial of mifepristone for the treatment of psychotic depression, the effects of rapid technological change and competition, the protections afforded by Korlym's Orphan Drug Designation or by Corcept's other intellectual property rights, or the cost, pace and success of Corcept's product development efforts. These and other risks are set forth in the company's SEC filings, all of which are available from the company's website (http://www.corcept.com) or from the SEC's website (http://www.sec.gov). Corcept disclaims any intention or duty to update any forward-looking statement made in this news release.

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com